Exhibit 10.1

Private and Confidential

Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment. Redacted portions are indicated with the notation:****

MASTER DISTRIBUTION AGREEMENT

made the 17th day of October, 2003

BETWEEN:

SmarTire Systems Inc. ("SmarTire"), a corporation incorporated under the laws of Yukon Territory whose registered office is at Suite 150, 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1

and

Beijing Boom Technology Co. Ltd. ("Distributor"), a company incorporated under the laws of Peoples Republic of China whose registered office is located at Guangming Tower, Liangmaqiao Road, Chaoyang District, Beijing

.

WHEREAS:

SmarTire is in the business of developing, manufacturing, and selling Tire Pressure Monitoring Systems and related devices, and;

Beijing Boom is interested in establishing a distributorship and marketing relationship that is mutually beneficial for the distribution and marketing of SmarTire products in the People's Republic of China (the "Territory"), and;

SmarTire wishes to appoint the Distributor as a Master Distributor for the promotion and sale of its Products within the Market Sector in the Territory in accordance with the terms of this Agreement.

IT IS HEREBY AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement unless the context otherwise requires, the following words shall have the following meanings:

"Agreement" means this agreement including the schedules to it;

"Commencement Date" means October 9th, 2003;

Private and Confidential

"Confidential Information" means any information of a technical or commercial nature relating to the business or affairs of either party, whether or not such information is marked or otherwise expressed to be "confidential" or similar, and whether such information is disclosed by one party to the other prior to or during the term of this Agreement;

"Certified Dealer" is a Dealer that has been trained by Beijing Boom to sell, install, and program Products and provide local technical support, all to the standard required of Distributor in this Agreement.

"Master Distributor" is a preferred organization with infrastructure and capital necessary to service a large or complex geographic territory.

"Market Sector" means the "Market Sector" as described in Schedule 1;

"Products" means the SmarTire products listed in Schedule 1 or any updates thereto;

"Quarter" means a calendar quarter;

"Territory" means the "Territory" as described in Schedule 1; and

"Trade Marks" means the trademarks identified in Schedule 2.

1.2 References to Clauses and Schedules are to the clauses and schedules of this Agreement. Headings are for ease of reference only and shall not affect the interpretation of this Agreement. Use of the plural shall include the singular and vice versa and use of the masculine, feminine or neuter gender shall be immaterial.

2. APPOINTMENT

2.1 SmarTire appoints the Distributor as a Master Distributor and the Distributor accepts such appointment as SmarTire's Distributor in the Territory in respect of the Market Sector to purchase Products from SmarTire and resell the same in the Territory to customers in the Market Sector.

2.2 The Master Distributor is responsible for all shipping and receiving of Products into the Territory and for providing a warranty and service program for customers. To qualify for a Master Distributorship, the candidate must prove its ability to service the market and purchase an initial stocking order of no less than 12000 Products in the first year and 28000 Products in the second year.

2.3 Subject to the continuing obligations of the Distributor in this Agreement, SmarTire agrees that it will not appoint another Master Distributor in the Territory for two years from date of this Agreement.

2.4 The Distributor shall purchase the Products only from SmarTire.

2.5 The Distributor shall not manufacture or distribute during the term of this Agreement any goods or services that compete with the Products.

Private and Confidential

2.6 The Distributor shall not seek customers outside the Territory or outside of the Market Sector for the Products or establish any branch or maintain any distribution depot outside the Territory in relation to the Products.

2.7 The Distributor shall not represent itself as an agent of SmarTire for any purpose, pledge SmarTire's credit, give any warranty or make any representation on SmarTire's behalf or otherwise incur any liability on behalf of SmarTire. Further, the Distributor shall not without SmarTire's prior written consent make any representation or give any warranty or other undertaking in respect of the quality, manufacture or fitness for any particular purpose of the Products beyond those generally given by SmarTire.

2.8 SmarTire agrees to direct all inquiries for Product to be sold in China to the Master Distributor.

3. DISTRIBUTOR'S UNDERTAKINGS

The Distributor undertakes and agrees with SmarTire at all times during the term of this Agreement:

3.1 to use its best efforts to promote and extend the sale of the Products in the Market Sector throughout the Territory;

3.2 to maintain an active and suitably trained sales force and such other qualified personnel as are reasonably required to promote the Products;

3.3 to keep SmarTire informed of market conditions in respect of the Products and similar products in the Territory;

3.4 without prejudice to Clause 3.3, promptly upon request from SmarTire from time to time to supply to SmarTire such information relating to the distribution and promotion of the Products in the Territory as SmarTire reasonably request, including at a minimum of the following information:

i. number of Certified Dealers, basic information about dealers and the opportunity they represent;

ii. sales of Product, inventory levels

iii. forecast for following month and quarter;

3.5 to maintain on its own account such inventory of the Products as is appropriate and adequate for the Distributor promptly and efficiently to meet all reasonably foreseeable customer delivery requirements for the Products within the Market Sector throughout the Territory;

3.6 to establish a network of Certified Dealers in at least the following 11 Provinces and Municipalities by December 31, 2003: Beijing, Tianjing, Shanghai, Chongquing, Jiangsu, Shangdong, Zhejiang, Guangdong, Hunan, Sichuan, and Shenzhen.

3.7 to expand its network of Certified Dealers to include all Provinces by May 1, 2004.

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3.8 to ensure that its network of Certified Dealers conforms to the obligations of Distributor in this Agreement.

3.9 at its own cost to keep and transport all stocks of the Products in conditions appropriate for their storage and transport and to provide appropriate security for the Products both in storage and in transit;

3.10 to insure at its own cost with a reputable insurance company all stocks of the Products as are held by it against all risks which would normally be insured against by a prudent businessman to their full replacement value, and to produce to SmarTire on demand full particulars of that insurance and the receipt for the then current premium;

3.11 at all times during the duration of this Agreement and for at least twelve (12) months thereafter to maintain an adequate after-sales support and warranty service;

3.12 promptly to inform SmarTire of any change in the Distributor's organisation or method of doing business which might affect the performance of the Distributor's duties under this Agreement and of any changes in ownership or control of the Distributor;

3.13 to use all reasonable endeavours to maintain good relations with all customers and potential customer for the Products; and

3.14 promptly to inform SmarTire of any facts or circumstances likely to give rise to a dispute between the Distributor and any customer or prospective customer, and promptly to inform SmarTire of any prospective or alleged infringement or copying of its Products. .

4. SUPPLY OF the PRODUCTS

No later than the first day of each Quarter, the Distributor shall provide SmarTire with the Distributor's forecast of the number of each type of the Products that the Distributor expects to purchase from SmarTire for delivery during the following month and quarter.

4.1 SmarTire shall advise the Distributor in writing of SmarTire's estimated usual times required by SmarTire to arrange the manufacture of Products in certain quantities which may be ordered by the Distributor. The Distributor shall not enter into any commitment to supply any Products to any customer prior to SmarTire's estimated date of delivery of such Products to the Distributor.

4.2 The Distributor shall place all orders for Products on Distributor's standard order form. No order for Products shall be binding on SmarTire unless accepted in writing.

4.3 The Distributor commits to issue a purchase order for an initial stocking order of no less than 12,000 Products in the first year and 28,000 Products in the second year (Part Number 060.5004). The 2000 Products ordered prior to August 31, 2003, are part of the 12,000 Product commitments.

4.4 SmarTire shall use reasonable efforts to meet the Distributor's orders for Products, save that nothing in this Agreement shall entitle the Distributor to any priority of supply as against SmarTire's other customers.

Private and Confidential

4.5 All Products shall be delivered by SmarTire to the Distributor in accordance with the delivery terms set out in Schedule 1 and delivery schedule set out in Schedule 3.

4.6 The standard terms and conditions of sale of SmarTire (a copy of the current form of which is set out at Schedule 5) shall apply to all sales of the Products to the Distributor pursuant to this Agreement except to the extent that any of the same are inconsistent with the provisions of this Agreement, in which case the provisions of this Agreement shall prevail. SmarTire shall give the Distributor notice in writing of any changes to the standard conditions of sale not less than thirty 30 days prior to such change taking effect for orders placed under this Agreement.

5. PRICE, PAYMENT and return of products

5.1 The price to be paid by the Distributor to SmarTire in respect of any Products shall be the price current at the date of SmarTire's acceptance of the Distributor's order, as listed in Schedule 4 or any updates thereto. Such prices are quoted exclusive of GST, duties and/or any other sales taxes.

5.2 SmarTire shall give the Distributor not less than ninety (90) days' notice of any changes in the prices for the Products.

5.3 The Distributor shall pay to SmarTire all amounts due under this Agreement in full without any set-off, counter-claim, abatement, or other similar deduction by the method of payment specified in Schedule 1.

5.4 The Distributor shall be responsible for the collection, remittance and payment of any or all taxes, duties, excise charges, levies, assessments and other amounts of any kind payable in connection with the purchase from SmarTire, importation into any part of the Territory, sale or disposal of the Products.

5.5 Interest shall be payable on any amounts overdue from the Distributor to SmarTire at the rate of 3% above the base rate of the Bank of Canada.

5.6 The Distributor shall not return any Products to SmarTire without obtaining the prior written permission of SmarTire. If the Distributor returns any Products without such permission SmarTire shall be entitled to charge the Distributor an amount equal to [50%] of the invoiced value.

6. ADVERTISING AND PROMOTION

6.1 The Distributor shall:

(a) be responsible for the advertising and promotion of the Products in respect of the Market Sector in the Territory; and

(b) comply with the requirements for training in relation to the Products set out in Schedule 6.

(c) observe all reasonable directions and instructions given to it by SmarTire in relation to training and to the promotion and advertisement of the Products.

Private and Confidential

6.2 At its sole discretion and without undertaking any obligation to do so SmarTire may upon the written request of the Distributor pay to the Distributor an amount up to the maximum set out in Schedule 6 by way of contribution to such promotional and/or training costs of the Distributor as SmarTire deems necessary to the performance of this Agreement.

6.3 SmarTire shall indemnify the Distributor against damages and reasonable legal expenses incurred by the Distributor arising from any claim made by any third party against the Distributor in respect of the use by the Distributor of any advertising or promotional materials supplied by SmarTire and relating to the Products, save to the extent that any such claim arises by reason of:

(a) the improper or unauthorised use by the Distributor of such materials; or

(b) the use of material that has been altered or amended in any manner by the Distributor without the express permission of SmarTire.

6.4 SmarTire agrees to provide personnel to participate in a maximum of two tradeshows per year. SmarTire's only financial responsibility for participation in these events will be for the travel and living expenses incurred by its employees.

6.5 SmarTire agrees to invite selected customers, dealers or distributors identified by Distributor to Vancouver and to host them as guests of the company. Any costs associated with travel and lodging will be paid by others.

6.6 SmarTire agrees to provide Distributor with any existing design or artwork, marketing materials or collateral that would help Distributor create appropriate sales and marketing materials for the Chinese market.

6.7 SmarTire will provide the Master Distributor with working drawings and photographs of the SmarTire display currently located in the lobby of its headquarters in Richmond.

6.8 SmarTire agrees to supply 20 Products at no cost for testing and promotional and 40 Products at 50% of Distributor price.

6.9 SmarTire agrees to provide Distributor technical training on the Product. Training will be provided to Distributor in Richmond, BC, any time upon receipt of 30 days notice. Distributor will be responsible for any costs or expenses associated with this training. In addition, SmarTire would offer Distributor training twice during the term of this Agreement. Cost of this training will be borne by SmarTire.

7. COMPLIANCE WITH LAWS AND REGULATIONS

7.1 The Distributor shall be responsible for obtaining and maintaining in force any necessary import and other licences or permits necessary for the importation of the Products into any part of the Territory, their delivery to the Distributor and/or the sale or distribution of the Products by the Distributor in the Territory.

7.2 The Distributor shall keep SmarTire informed of all laws and regulations affecting the manufacture, sale, packaging and labelling of Products which are in force within the Territory or any part thereof.

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8. TRADE MARKS AND INTELLECUTAL PROPERTY

8.1 SmarTire hereby grants to the Distributor the non-exclusive right in the Territory to use the Trade Marks in the promotion, advertisement and sale of the Products in accordance with the terms of and for the duration of this Agreement.

8.2 The Distributor shall not use any of the Trade Marks on any advertising or promotional material used by the Distributor or on the Distributor's business stationery otherwise than with SmarTire's prior written consent as to the precise form of such use.

8.3 The Distributor shall not without the prior written consent of SmarTire alter or make any addition to the labelling or packaging of the Products, and shall not alter, deface or remove in any manner any reference to the Trade Marks, any reference to SmarTire or any other name attached or affixed to the Products or their packaging or labelling.

8.4 SmarTire makes no representation or warranty as to the validity or enforceability of the Trade Marks or as to whether the same infringe any intellectual property rights of any third party in the Territory.

8.5 The Distributor shall not reverse engineer the Products, and will use its best efforts to prevent such unauthorized activity by its Certified Dealers or other parties.

8.6 The Distributor shall promptly inform SmarTire in the event that the Distributor becomes aware of any reverse engineering or any infringement or suspected infringement of the Trade Marks or any other intellectual property rights within the Territory.

8.7 The Distributor shall promptly inform SmarTire in writing in the event that the Distributor becomes aware of any claim that any Product or the manufacture, use, sale or other disposal of any Product within the Territory, whether or not under the Trade Marks, infringes any intellectual property rights of any third party. The Distributor shall if so requested by SmarTire give SmarTire sole conduct of the defence of any such claim, and the Distributor shall at SmarTire's expense give to SmarTire all such assistance as is reasonably requested by SmarTire in relation to such defence. The Distributor shall not without SmarTire's prior written consent make any admission in respect of or otherwise compromise the defence of any such claim.

8.8 SmarTire agrees to proceed with registration of Trade Marks in the Territory.

9. PRODUCT LIABILITY

9.1 The Distributor shall promptly inform SmarTire in writing in the event that the Distributor becomes aware of any claim, or any circumstances that could give rise to any claim in respect of any loss, damage or injury arising in respect of the Products. The Distributor shall, if so requested by SmarTire, give SmarTire sole conduct of the defence of any such claim, and the Distributor shall at SmarTire's expense give to SmarTire all such assistance as is reasonably requested by SmarTire in relation to such defence. The Distributor shall not without SmarTire's prior written consent make any admission in respect of or otherwise compromise the defence of any such claim.

Private and Confidential

9.2 SmarTire shall indemnify the Distributor against all damages and reasonable legal expenses incurred by the Distributor arising from any claim made by any third party against the Distributor in respect of any personal injury, death or damage to any property (other than any Products) caused by any defect in any Products, except to the extent that any such claim arises by reason of:

(a) any damage to any Products which occurred after their delivery by SmarTire to the Distributor;

(b) any alteration to any Products made after their delivery by SmarTire to the Distributor; or

(c) any failure correctly to install any Products.

10. DURATION AND TERMINATION

10.1 This Agreement shall come into effect on the Commencement Date and, subject to earlier termination as provided for herein, shall continue in force for a period of two (2) years thereafter unless terminated by either party giving not less than ninety (90) days' prior written notice. At the end of the aforementioned two year period, this Agreement shall automatically continue in force for subsequent one year periods unless or until it is terminated by either party giving not less than ninety (90) days' written notice prior to the end of each yearly period.

10.2 Without prejudice to any other rights to which it may be entitled, SmarTire may give notice in writing terminating this Agreement with immediate effect if:

(a) the Distributor commits any material breach of any of the terms of this Agreement, (if such a breach is remediable) fails to remedy that breach within thirty (30) days of being notified of the breach and provided that the breach is not substantially caused by SmarTire;

(b) an order is made or a resolution is passed for the winding up of the Distributor, an order is made for the appointment of an administrator to manage the affairs, business or assets of the Distributor, a receiver is appointed over any of the assets or undertaking of the Distributor, circumstances arise which entitle the Court or a creditor to appoint a receiver or manager over any of the undertaking or assets of the Distributor or which entitle the Court to make a winding-up order in respect of the Distributor, the Distributor becomes unable to pay its debts, or if the Distributor takes or suffers any similar or analogous action in relation to its insolvency or the protection of its creditors; or

(c) there is a change of control of the Distributor.

For the purposes of this Agreement, a material breach includes any default of the Distributor of its obligations in section 3 above.

11. EFFECTS OF TERMINATION

11.1 Termination of this Agreement however caused shall be without prejudice to any rights or liabilities accrued at the date of termination.

Private and Confidential

11.2 Following termination SmarTire shall have the option to purchase from the Distributor any or all of the Distributor's stock of the Products remaining at the date of termination, such option to be exercised within thirty (30) days of termination. In the event that SmarTire so exercises such option the Distributor shall deliver the Products so purchased, carriage and insurance prepaid at the Distributor's expense to SmarTire's premises. The price payable by SmarTire to the Distributor in respect of any Products repurchased under such option shall be:

(a) in the event that the Distributor shall have terminated this Agreement, the price paid by the Distributor less a discount of thirty percent (30%); or

(b) in the event that SmarTire shall have terminated this Agreement, the price paid by the Distributor therefore

SmarTire shall be entitled to deduct from any amounts due from SmarTire to the Distributor under this Clause 11.2 any amounts then due from the Distributor to SmarTire.

11.3 In the event that SmarTire chooses not to exercise its option under Clause 11.2 in respect of all or any of the Distributor's stock of Products, the Distributor shall be permitted for a period of three (3) months following termination of this Agreement to sell any stock not purchased by SmarTire. Thereafter, the Distributor shall promptly return all remaining stocks of the Products to SmarTire at the expense of the Distributor or otherwise dispose of the stocks as SmarTire may instruct.

11.4 Promptly upon the earlier of (i) the disposal of the entirety of the Distributor's stock of Products (whether to SmarTire or otherwise), and (ii) the expiration of the three (3) month period referred to in Clause 11.3, the Distributor shall return to SmarTire or otherwise dispose of as SmarTire may instruct all samples, technical pamphlets, catalogues, advertising materials, specifications and other materials, documents or papers whatsoever is relating to the Products and/or SmarTire's business (other than correspondence which has passed between the parties) which the Distributor may have in its possession or under its control.

11.5 The termination of this Agreement shall not of itself give rise to any liability on the part of SmarTire to pay any compensation to the Distributor for loss of profits or goodwill.

11.6 Save as provided in this Clause 11, all rights and licences of the Distributor under this Agreement shall terminate on the termination date.

11.7 SmarTire shall be entitled to cancel all orders placed by the Distributor prior to the termination date, whether or not such orders have been accepted by SmarTire, without liability to the Distributor.

Private and Confidential

11.8 In the event that SmarTire terminates the agreement and Distributor has not committed a material breach, SmarTire will reimburse distributor for marketing expenses to a maximum of $250,000 US. The Distributor shall not be entitled to reimbursement if termination of the agreement is a result of its failure to achieve the volume of business required to maintain its Master Distributor status. In the event that SmarTire terminates this agreement for cause, no reimbursement shall be made. Any such claim made by the Master Distributor shall be backed up with verifiable data such as receipts or invoices for expenses incurred. SmarTire shall have at its sole discretion the right to accept or reject any such individual invoice or receipt.

11.9 Clauses 1, 3.9, 3.12, 4.6, 5, 7.1, 8.7, 9, 11, 12, 14, 15, 17, 18, 19, 20, 21 and 22 shall survive the termination of this Agreement.

12. CONFIDENTIALITY

12.1 With respect to any Confidential Information disclosed to it by the other party each party (for the purposes of this Clause 12 "the Recipient") hereby undertakes to the other that:

(a) the Recipient shall not without the prior written consent of the other party disclose any of the Confidential Information to any third party other than employees of the Recipient reasonably needing to know the same for the purposes envisaged by this Agreement and the Recipient's professional advisers;

(b) the Recipient shall not use any of the Confidential Information other than for the purposes envisaged by this Agreement; and

(c) the Recipient shall procure that all Confidential Information is treated as confidential and not disclosed (save as aforesaid) or used other than for the purposes envisaged by this Agreement by any party to which it is disclosed by the Recipient.

12.2 The provisions of Clause 12.1 shall not apply to any information which the Recipient can show:

(a) is or becomes generally available to the public other than by breach of this Clause 12;

(b) was in the possession of the Recipient without restriction in relation to disclosure prior to the date of receipt from the disclosing party;

(c) has been received by the Recipient from a third party who lawfully acquired it and who is under no obligation restricting its disclosure; or

(d) has been independently developed without access to the other party's Confidential Information.

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13. FORCE MAJEURE

13.1 Subject to Clause 13.2, the obligations of each party under this Agreement shall be suspended during the period and to the extent that that party is prevented or hindered from complying with them by any cause beyond its reasonable control including (insofar as the same are beyond such control but without prejudice to the generality of the foregoing expression) strikes, lock-outs, labour disputes, acts of God, war, riot, civil commotion, malicious damage, government action, accident, breakdown of plant or machinery, fire, flood, storm, difficulty or increased expense in obtaining workmen, materials, goods or raw materials.

13.2 In the event of either party being hindered or prevented as described in Clause 13.1, the party concerned shall give notice of suspension as soon as reasonably possible to the other party stating the date and extent of the suspension and its cause. Any party whose obligations have been suspended as aforesaid shall resume the performance of those obligations as soon as reasonably possible after the removal of the cause and shall so notify the other party. In the event that the cause continues for more than thirty (30) days either party may terminate this Agreement on thirty (30) days' notice.

14. liability

SmarTire shall have no liability to the Distributor arising out of or in connection with this Agreement in respect of any indirect or consequential loss of any kind, including without limitation any loss of profits (real or anticipated), loss of revenue, loss of goodwill or loss of anticipated savings except as outlined in section 11.8.

15. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior representations, agreements, negotiations and discussions between the parties relating to it, save that nothing in this Agreement shall exclude or limit any party's rights or liability in respect of any representation fraudulently made.

16. AMENDMENTS

Save as expressly provided in this Agreement, no amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorised representative of each of the parties.

17. ASSIGNMENT

17.1 The Distributor shall not without the prior written consent of SmarTire, such consent not unreasonably to be withheld or delayed, assign, transfer, charge or deal in any other manner with this Agreement or any of its rights or obligations under it or any part of it, nor sub-contract any of its obligations under this Agreement or, purport to do any of the same.

Private and Confidential

17.2 SmarTire shall be entitled to assign or subcontract any or all of its rights or obligations under this Agreement to a Subsidiary of the Company or to any Company which SmarTire has a 51% ownership position.

18. WAIVER

The failure of a party to exercise or enforce any right under this Agreement shall not be deemed to be a waiver of that right nor operate to bar the exercise or enforcement of it at any time or times thereafter.

19. SEVERABILITY

In the event that any part of this Agreement is found to be or becomes invalid, illegal or unenforceable, the parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision which as nearly as possible validly gives effect to their intentions as expressed in this Agreement. Failure to agree on such a provision within two months of commencement of those negotiations shall result in automatic termination of this Agreement. The obligations of the parties under any invalid, illegal or unenforceable provision of the Agreement shall be suspended during such a negotiation.

20. NOTICES

20.1 Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by hand delivery, prepaid first class post (airmail if to an address outside the country of posting) or fax (confirmed by post as aforesaid) to the address or fax number of the relevant party. Any notice given according to the above procedure shall be deemed to have been given on the first working day following the date of delivery or transmission (if delivered by hand or sent by fax) or when received (if sent by post).

The parties' respective addresses for notices shall be as follows:

SmarTire: SmarTire Systems Inc.
Fax: 604-276-2350

F.A.O: Suite 150, 13151 Vanier Place, Richmond, British Columbia, CANADA V6V 2J1

Distributor: Beijing Boom Technology Co. Ltd.
Fax: +0731-4448819

F.A.O: Guangming Mansion, Liangmaqiao Road, Chaoyang District, Beijing

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21. GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of British Columbia and each party hereby submits to the jurisdiction of the Courts of British Columbia in relation to any dispute arising out of or in connection with the subject matter of this Agreement, save that nothing in this Agreement shall prevent SmarTire from bringing any proceedings for any injunctive or interlocutory relief against the Distributor in the courts of any jurisdiction in which the Distributor has any place of business or assets.

AS WITNESS the duly authorised representatives of the parties hereto:

SIGNED by J. Taylor-Wilson duly authorised for and on behalf of SMARTIRE SYSTEMS INC. : /s/ J. Taylor-Wilson Date: October 17, 2003	) )))

SIGNED by Jian Ming Cia duly authorised for and on behalf of Beijing Boom Technology Co. Ltd.: /s/ Jian Ming Cia Date: October 17, 2003	))))

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SCHEDULE 1

A. The Products:

Part #	Description
Systems
060.5004	Tire Pressure Monitoring System with Display
062.1004	Spare Parts Kit (4 sensor & 2 Strap)
Parts
062.1001	Transmitter Strap Mount (Single)
062.1002	Mounting Strap
062.0001	Receiver
062.0002	Receiver bracket w/(bolts,s/cups,washers)
062.0003	Receiver power cord
062.4002	Remote display cord

SmarTire agrees to provide Quality Certificate for Product 060.5004

SmarTire agrees to provide single package for Product 060.5004

B. Market Sector:

Passenger Vehicle After-Market

C. Territory:

P. R. China (Mainland China). Hong Kong is excluded.

D. Delivery Terms:

F. O. B Richmond, BC, Canada

E. Invoicing Currency:

U. S. Dollars

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F. Method of Payment:

Wire Transfer $US funds in our account to:

To the credit of:
BANK OF MONTREAL
595 BURRARD STREET
VANCOUVER, B.C.
CANADA V7X 1L7

Swift BIC address BOFMCAM2

Beneficiary:
SMARTIRE SYSTEMS INC.

Bank Transit: 0004
Account # 4640 105

Funds to be received prior to shipment leaving SmarTire.

These terms to remain in effect until March of 2004. After this payment terms will be renegotiated.

2% additional discount will apply at any time if payment is received prior to Product shipping from SmarTire.

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SCHEDULE 2

The Trade Marks

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SCHEDULE 3

Delivery Schedule
Quantity of Products PN 060.5004	Shipment from SmarTire [Month]
250	Sept 2003
420	Oct 2003
830 1000 1000 1000 2000 2000 2500	Nov 2003 Dec 2003 Jan 2004 Feb 2004 March 2004 May 2004 July 2004

The above is the first year's commitment overview.

The following year's commitment of 28000 products are to be added here May 1, 2004.

The first 1000 Products on this schedule are part of the 2000 system commitment prior to August 31, 2003.

SmarTire agrees to ship an additional amount of Products equivalent to 1 % of Product shipment for all product shipped up until December 31, 2003 (2500 Products) then 1/2% of Product shipment for all Product shipped as warranty support products.

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SCHEDULE 4

Price List
Part #	Description	Price
Systems		USD
060.5004	Tire Pressure Monitoring System with Display	****
062.1004	4 sensor/2 strap spares kit	****
061.1002	2 sensor/2 strap spares kit	****
Parts
062.1001	Transmitter Strap Mount (Single)	****
062.1002	Mounting Strap	****
062.0001	Receiver	****
062.0002	Receiver bracket w/(bolts,s/cups,washers)	****
062.0003	Receiver power cord	****
062.4002	Remote display cord	****

Prepayment Discount: 2%

Discount Bonus for Sales over 10,000 Products (060.5004) - Price adjusted to $****US. However, the Master Distributor may feel free to negotiate for larger price reductions based on volume commitments.

Private and Confidential

SCHEDULE 5

Conditions of Sale

1. APPLICATION

1.1 These terms and conditions ("Conditions") shall apply to and shall be deemed to be incorporated in all contracts ("Contracts") between the customer ("the Customer") and SmarTire ("the Company") for the sale of products ("the Products") to the exclusion of any other terms and conditions including, without limit, those which the Customer purports to apply under any order for Products (an "Order"). Variations to the terms of any Contract shall only be effective if agreed in writing and signed by a duly authorized officer of the Company.

2. ORDERS, PRICE AND PAYMENT

2.1 All Orders made by the Customer must clearly state the exact description and quantity of the Products required.

2.2 All Orders shall be deemed to be an offer and shall only be deemed accepted by the Company upon the issue of a written Acknowledgement of Order by the Company. All correspondence must state the order number, which will be set out in the Acknowledgement of Order.

2.3 The Customer may only cancel any Order accepted by the Company with the prior written consent of the Company and on terms that the Customer shall indemnify the Company against all losses incurred directly or indirectly as a result of such cancellation.

2.4 Unless a fixed price has been agreed, the price of the Products (the "Price") shall be the Price specified in the Company's Acknowledgement of Order and in the Company's invoice in respect of the Products and shall not include any taxes or any costs of delivery, carriage, package and insurance which shall be payable in addition to the Price.

2.5 Customers to whom the Company has, in its sole discretion, granted a credit facility, shall pay the Price of the Products to the Company within 30 days of receipt of the Company's invoice. The Company reserves the right, in its sole discretion to amend the terms of or withdraw any such credit facility at any time without notice with immediate effect whereupon all moneys due shall become immediately payable. Customers who have not been granted a credit facility shall pay the Price of the Products upon placing an Order for such Products.

2.6 The Company may invoice the Customer for the Price at any time after delivery of the Products. Products delivered in instalments may be invoiced on delivery of each instalment. If delivery of the Products is postponed or delayed, the Company shall be entitled to invoice the Customer at any time after the Products are ready for delivery.

2.7 Payment shall be made by the Customer in the currency specified, and within the terms set out in the invoice in full, in cleared funds, without any deduction, legal or equitable set off or abatement on any grounds by cheque payable to the Company or by credit transfer directly to the Company's bankers, as specified in the invoice, quoting the order number and invoice number shown on the invoice. The Company may appropriate any payment made by the Customer to any outstanding invoice. The Company may bring an action for the Price of the Products even though property in them may not have passed to the Customer.

Private and Confidential

2.8 Time for payment of the Price shall be of the essence. Interest shall be payable on any overdue amounts (before as well as after judgement) at the annual rate of 3 per cent above the base lending rate of the Bank of Canada on the outstanding amount until the outstanding amount of the Price and any delivery charges or VAT are paid in full. The Customer shall indemnify the Company against all expenses and legal costs incurred by the Company in recovering overdue amounts, and against all bank charges incurred by the Company as a result of any payment not being met by the Customer and/or the Customer's bankers for any reason. The Company reserves the right to retain all the documents and any items in its possession relating to any matter or Products until all invoices are paid in full.

3. DELIVERY

3.1 Delivery shall be deemed to take place ex works (as defined in INCOTERMS 1990) except where agreed otherwise by the Company, in which case delivery shall take place as specified by the Company in the Acknowledgement of Order. If the Customer is to collect the Products, the Company shall notify the Customer of the time, date and place for collection, and the Customer shall collect the Products within 7 days of the date specified in such notification.

3.2 Any claim for shortages or discrepancies in the Products must be notified to the Company within 15 days of delivery.

3.3 The Company may deliver the Products in instalments. Deliveries of further instalments may be withheld until the Products comprised in earlier instalments have been paid for in full. Default by the Company in respect of one or more instalments shall not entitle the Customer to terminate the relevant Contract as a whole.

3.4 If the Customer fails for any reason to take delivery of the Products in accordance with the relevant Order, or the Company agrees in its sole discretion to postpone delivery of the Products at the expense of the Customer, then risk in the Products shall be deemed to have passed to the Customer, delivery of the Products shall be deemed to have taken place, and the Company may store or arrange for storage of the Products and charge the Customer for all costs and expenses (including insurance) of so doing, and may sell the Products after 28 days after any failure to take delivery and deduct any moneys payable to the Company by the Customer from the sale proceeds and account to the Customer for any excess or charge the Customer for any shortfall below the sums owing to the Company.

4. RISK AND TITLE

4.1 Risk shall pass to the Customer on delivery.

4.2 Title to the Products shall not pass to the Customer until the Company has received in cash or cleared funds payment in full in respect of all moneys owing by the Customer to the Company under all Contracts between the Customer and the Company.

4.3 Until title to the Products passes:

(a) the Customer shall hold the Products as the Company's fiduciary agent as bailee. The Customer shall be entitled to re-sell the Products in the ordinary course of business but shall account to the Company for the proceeds of sale, and shall keep such proceeds separate from any other moneys; and

Private and Confidential

(b) the Customer shall keep the Products separately stored from its other goods and identified as the property of the Company and shall not destroy or deface any identifying marks on the Products or their packaging and shall keep the Products fully insured against all risks, and shall account to the Company for the proceeds of any insurance claim, and shall keep such proceeds separate from any other moneys; and

(c) the Company shall be entitled to demand the immediate return of the Products, and shall be permitted to enter the Customer's premises to remove the Products; and

(d) the Customer shall not pledge or charge any of the Products, and if it does so, all moneys owing by the Customer to the Company shall forthwith become due and payable.

5. CUSTOMER'S WARRANTY

5.1 On placement of an Order for Products the Customer shall be deemed to represent and warrant that the Customer is not insolvent (as defined in Clause 10.1(b) below).

6. QUALITY

6.1 The Company warrants that all Products shall upon delivery be of satisfactory quality and reasonably fit for their common purpose save where either any defect arises from wear and tear, willful damage, negligence, failure to follow the Company's instructions, misuse or any attempted repair or alteration of the Products without the Company's approval; or the Price for the Products has not been paid on the due date for payment.

6.2 All other warranties as to the condition of the Products, be they implied by statute or by the common law or otherwise are hereby excluded to the fullest extent permitted by law.

7. LIABILITY

7.1 Where any valid claim in respect of the Products is notified to the Company, the total liability of the Company under Clause 6.1 shall be limited, at the Company's option, to repair of the Product in question or to a credit for or a refund of the Price paid in respect of such Product and the Company shall have no further liability for consequential loss or loss of profit.

7.2 Save in respect of death or personal injury caused by the Company's negligence, or where it is not otherwise permissible under the applicable law to exclude liability the Company shall not be liable to the Customer for any consequential loss or damage including, without limit, economic loss, loss of profit, loss of business contracts, revenues or anticipated savings, damage to reputation or goodwill, third party claims and any special or indirect loss whatsoever.

8. INTELLECTUAL PROPERTY

8.1 The Customer shall be permitted to advertise using the trade marks of the Company provided it has obtained the Company's prior consent to do so. Such consent is at the absolute discretion of the Company and may be removed or withdrawn by the Company at any time. Where such advertising is used in catalogues or other sales literature of the Customer, on withdrawal of the Company's consent, the Customer shall destroy all such copies of the catalogues or sales literature held by it immediately on request by the Company. The Customer acknowledges that no rights are granted to the Customer by the use by it of any of the Company's trade marks, trade names and/or service marks.

Private and Confidential

8.2 The Customer shall not, under any circumstances acquire any right in or to any of the intellectual property rights of the Company, including without limitation, inventions, patents, utility models, design rights, copyright, know how, trade secrets, confidential information, trade marks, service marks, trade names and goodwill, descriptions and technical information, nor to any of its Products.

9. FORCE MAJEURE

9.1 If the Company is prevented or delayed from carrying out its obligations under any Contract as a result of any cause beyond its control such as but not limited to acts of God, governmental intervention or restriction, import or export regulations, war, riots, strikes or trade disputes (including by and with the Company's own employees), power failure, inadequate performance of, failure of or incorrect processing by computer systems, fire, flood, natural disasters, default or insolvency of suppliers or sub-contractors, or breakdown of plant, machinery or vehicles then the Company shall be relieved of its obligations and liabilities under any Contract for as long as such fulfillment is prevented.

10. TERMINATION

10.1 Without prejudice to its other rights the Company may immediately terminate any Contract with the Customer for the supply of any Products and demand payment of all moneys due from the Customer, re-sell the Products, or withhold or cancel any further deliveries of the Products if any of the following occurs or is likely to occur:

(a) the Customer is in breach of its obligations under any Contract with the Company; or

(b) the Customer is or becomes insolvent meaning, in relation to an individual, partnership or company the appointment of any nominee, trustee, supervisor, receiver or liquidator (as relevant) or the appointment of a manager or receiver (as relevant) or the presentation of a petition with a view to winding up the Customer or the appointment of a receiver or an administrative receiver over the Customer's assets or undertaking, or an agreement made by the Customer with, or an assignment for the benefit of, its creditors, or the occurrence or sufferance of anything equivalent under any jurisdiction or the calling of any meeting or the passing of any resolution whether formal or informal for the purpose of proposing the taking of any of the foregoing steps; or

(c) Customer suffers a change of ownership or control.

11. GENERAL

11.1 Any waiver by the Company in exercise of its rights shall not restrict it from exercising any such rights at a subsequent date.

11.2 The Customer shall not assign or sub-contract any of its rights or obligations under any Order without the prior written consent of the Company. The Company may assign or sub-contract its rights and obligations under any Contract.

11.3 This Agreement and all Contracts and Orders shall be governed by the laws of British Columbia. The parties agree to submit to the non-exclusive jurisdiction of the Courts of British Columbia, save that the Company may apply for injunctive or any other relief in any other jurisdiction.

Private and Confidential

11.4 These Conditions, and each Order made under them shall constitute the entire Contract between the Company and the Customer to the exclusion of all other representations, warranties, promises or assurances made or given by either party or any other person, provided that this shall not exclude any liability which the Company would otherwise have to the Customer in respect of any statements made fraudulently by the Company prior to the date of any Contract.

11.5 Any temporary waiver or indulgence by the Company in exercise of its rights will not restrict it from exercising any of its rights at a subsequent date.

11.6 Any notices to be served under these Conditions shall be in writing sent by registered post to the registered office of the Company or the Customer (as the case may be).

11.7 No variation shall be made to these Conditions unless approved in writing by the Company.

Private and Confidential

Schedule 6

Promotional and Training Budget

The Company shall pay the Master Distributor a bonus equal to 2% of the net sales (the total of all Product sold and delivered less insurance, freight, taxes, duties, or any other outstanding accounts payable).

Payment of the bonus shall be made as per the conditions set forth in section 6.2 of the Master Distribution Agreement or at the end of the Company's fiscal year end.

Private and Confidential

Table of Contents
1.	DEFINITIONS AND INTERPRETATION	1
2.	APPOINTMENT	2
3.	DISTRIBUTOR'S UNDERTAKINGS	3
4.	SUPPLY OF THE PRODUCTS	4
5.	PRICE, PAYMENT AND RETURN OF PRODUCTS	5
6.	ADVERTISING AND PROMOTION	5
7.	COMPLIANCE WITH LAWS AND REGULATIONS	6
8.	TRADE MARKS AND INTELLECUTAL PROPERTY	7
9.	PRODUCT LIABILITY	7
10.	DURATION AND TERMINATION	8
11.	EFFECTS OF TERMINATION	8
12.	CONFIDENTIALITY	10
13.	FORCE MAJEURE	10
14.	LIABILITY	11
15.	ENTIRE AGREEMENT	11
16.	AMENDMENTS	11
17.	ASSIGNMENT	11
18.	WAIVER	11
19.	SEVERABILITY	11
20.	NOTICES	11
21.	GOVERNING LAW AND JURISDICTION	12
SCHEDULE 1		14
SCHEDULE 2		16
	The Trade Marks	16
SCHEDULE 3		17
	Delivery Schedule	17
	The above is the first year's commitment overview	17
	The following year's commitment of 28000 products are to be added here May 1, 2004	17
	The first 1000 Products on this schedule are part of the 2000 system commitment prior to August 31, 2003	17
	SmarTire agrees to ship an additional amount of products equivalent to 1/2% of product shipment as warranty support products	17
SCHEDULE 4		19
	Price List	19
SCHEDULE 5		I
	Conditions of Sale	i
1.	APPLICATION	I
2.	ORDERS, PRICE AND PAYMENT	I
3.	DELIVERY	II
4.	RISK AND TITLE	II
5.	CUSTOMER'S WARRANTY	II
6.	QUALITY	III
7.	LIABILITY	III
8.	INTELLECTUAL PROPERTY	III
9.	FORCE MAJEURE	III
10.	TERMINATION	III
11.	GENERAL	IV
	Promotional and Training Budget	v
	Table of Contents	i

DATED: October 17, 2003

(1) SMARTIRE SYSTEMS INC.

And

(2) [ Beijing Boom Technology Co. Ltd. ]

Master DISTRIBUTION AGREEMENT